Exhibit 99.1

ZIOPHARM REPORTS SECOND QUARTER FINANCIAL RESULTS
AND UPDATES CLINICAL PROGRAMS

NEW YORK, NY – August 14, 2009 - ZIOPHARM Oncology, Inc. (Nasdaq: ZIOP), a biopharmaceutical company that is seeking to develop and commercialize a diverse, risk sensitive portfolio of in-licensed cancer drugs addressing unmet medical needs, today reported its financial results for the quarter ended June 30, 2009 and provided an update on the Company’s clinical programs following the Company’s presentations at the 2009 American Society of Clinical Oncology (ASCO) Annual Meeting.

The Company reported a net loss for the second quarter 2009 of $2.4 million, or $(0.11) per share, compared with a net loss for the second quarter of 2008 of $6.5 million, or $(0.31) per share. The significant decrease in operating expenses is attributable to a continuing focus of resources as well as tight management of operating expenses. For the second quarter of 2009, as compared to 2008, Research and Development expenses declined $3.8 million while General and Administrative expenses declined by $0.7 million. Net cash used in operations was $2.2 million in the second quarter of 2009 as compared with $6.4 million during the comparable 2008 period. The decrease in net cash used in operations was primarily attributable to a decrease in net loss from operations of $4.4 million. The Company ended the June 2009 quarter with cash of approximately $4.5 million which is expected to support operations into the second quarter of 2010.

With regard to the Company’s clinical programs, enrollment in the palifosfamide (ZymafosTM or ZIO-201) Phase II trial in metastatic or unresectable soft tissue sarcoma, the principal focus of current resources, continues in a robust manner. The objective of the Phase II trial is to generate data in a randomized controlled setting that would serve as a basis for conferencing with the U.S. Food and Drug Administration (FDA) on the design of a registration trial, a study the Company expects could initiate as early as the first half of 2010. With the availability of additional resources, the Company will also plan to review the intravenous Phase II darinaparsin (ZinaparTM or ZIO-101) study results in lymphoma with the FDA with the intent of conducting a registration trial in T-cell lymphoma, also as early as the first half of 2010; and the oral darinaparsin Phase I trials would be continued to maximum tolerated dose with a focus on lymphoma.   Similarly, oral indibulin (ZybulinTM or ZIO-301) is scheduled to enter into a Phase I/II study in breast cancer patients using the Norton-dosing schedule developed preclinically in collaboration with Dr. Larry Norton and initiating in 2009 with the teams of Dr. Clifford Hudis in the United States and Dr. Jose Baselga in Spain.

About ZIOPHARM Oncology, Inc.:
ZIOPHARM Oncology is a biopharmaceutical company engaged in the development and commercialization of a diverse portfolio of cancer drugs. The Company is currently focused on three clinical programs.

Palifosfamide (ZymafosTM or ZIO-201) references a novel composition (tris formulation) that is the functional active metabolite of ifosfamide, a standard of care for treating sarcoma, lymphoma, testicular, and other cancers.  Palifosfamide delivers only the cancer fighting component of ifosfamide. It is expected to overcome the resistance seen with ifosfamide and cyclophosphamide, two of the most commonly used alkylating drugs used to treat certain cancers. Palifosfamide does not have the toxic metabolites of ifosfamide that cause the debilitating side effects of “fuzzy brain” (encephalopathy) and severe bladder inflammation. Intravenous palifosfamide is currently in a randomized Phase II trial to treat unresectable or metastatic soft tissue sarcoma in the front- and second-line setting, a study expected to establish the basis for a registration trial as early as the first half of 2010. An oral form of palifosfamide has been developed preclinically to the investigational new drug application stage.

Indibulin (ZybulinTM or ZIO-301) is a novel, oral tubulin binding agent that targets both mitosis and cancer cell migration.  Indibulin is expected to have several potential benefits, including oral dosing, application in multi-drug resistant tumors, no neuropathy and minimal overall toxicity. In multiple Phase I trials in cancer patients, oral indibulin has been administered both as a single agent and in combination with favorable activity and a promising safety profile that does not include the neurotoxicity seen with all of the other classes of tubulin binding agents.  Most recently, results of oral indibulin in combination with oral capecitabine (Xeloda®) were presented at this year’s American Society of Clinical Oncology (ASCO) along with the preclinical findings of a novel dosing schedule conducted under the direction of Dr. Larry Norton.  The Company expects to initiate a Phase I/II study of oral indibulin in breast cancer patients employing this dosing schedule established preclinically. Once the maximum tolerated dose is established in the phase I portion of the trial, Phase II will proceed with an expanded population.

Darinaparsin (ZinaparTM or ZIO-101) is a novel organic arsenic being developed for the treatment of various hematologic and solid cancers. Preclinical and clinical studies to date have demonstrated that darinaparsin is considerably less toxic than inorganic arsenic, particularly with regard to cardiac toxicity. Phase I and Phase II testing of the intravenous form of darinaparsin in solid tumors and hematological cancers has been completed or is nearing completion. The Company has reported clinical activity and, importantly, a safety profile from these studies as predicted by preclinical results. Favorable results from the trial with IV-administered darinaparsin in lymphoma, particularly peripheral T-cell lymphoma (“PTCL”), were reported at the American Society of Clinical Oncology (‘ASCO”) in May. Supported by these data, the Company expects to advance into a registration trial in peripheral T-cell lymphoma as early as the first half of 2010. Also as reported at ASCO, in ongoing Phase I trials the oral form is active and well tolerated.

ZIOPHARM’s operations are located in Boston, MA with an executive office in New York.  Further information about ZIOPHARM may be found at www.ziopharm.com.

ZIOP-E

Forward-Looking Safe Harbor Statement:
This press release contains forward-looking statements for ZIOPHARM Oncology, Inc. that involve risks and uncertainties that could cause the Company's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurance that any of the Company's development efforts relating to its product candidates will be successful, or such product candidates will be successfully commercialized. Other risks that affect forward-looking information contained in this press release include the possibility of being unable to obtain regulatory approval of the Company's product candidates, the risk that the results of clinical trials may not support the Company's claims, risks related to the Company's ability to protect its intellectual property and its reliance on third parties to develop its product candidates, risks related to the sufficiency of existing capital reserves to fund continued operations for a particular amount of time and uncertainties regarding the Company’s ability to obtain additional financing to support its operations thereafter. The Company assumes no obligation to update these forward-looking statements, except as required by law.

#   #   #

Contacts:
Tyler Cook
ZIOPHARM Oncology, Inc.
(617) 259-1982
tcook@ziopharm.com
or
Dennis Dobson
International Investor Relations Inc.
(203) 258-0159
dsdobson@optonline.net